EXHIBIT 23.1

CONSENT OF UHY LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Zoom Technologies, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-42834, No. 33-90930, No. 333-60565, No. 333-75575, No. 33-90191, No. 333-47888, No. 333-97573, No. 333-107923 and No. 333-126612) on Form S-8 of Zoom Technologies, Inc. of our report dated March 27, 2007, relating to the consolidated balance sheet of Zoom Technologies, Inc. and subsidiary as of December 31, 2006, and the related consolidated statements of operations, stockholders' equity and comprehensive (loss) income, and cash flows for the year then ended, and the related consolidated financial statement schedule, which report appears in the December 31, 2006 annual report on Form 10-K of Zoom Technologies, Inc.

/s/ UHY LLP

Boston, Massachusetts March 30, 2007